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                       KENSINGTON INVESTMENT GROUP, INC.
                           4 ORINDA WAY, SUITE 220-D
                            ORINDA, CALIFORNIA 94563

                      IMPORTANT! ALARMING EVENTS REGARDING
                        YOUR INVESTMENT IN MALAN REALTY!

                                                                   April 7, 2000

Dear Fellow Shareholder:

     By now you should have received proxy materials from Malan Realty Investors, Inc. (the "Company") with respect to the Annual Meeting of Shareholders to be held on May 10, 2000. We have been a shareholder of the Company since 1995 and are currently the Company's single largest shareholder. Recent actions by management and the Board have us concerned about the future of the Company. We believe we must act now in order to protect our investment. We ask for your vote in the election of a new Board of Directors.

                  PROBLEMS WITH THE CURRENT BOARD OF DIRECTORS

- Malan's stock price has declined since the initial public offering in 1994, yet management compensation has increased dramatically.

- We believe there has not been adequate effort made to enhance value for shareholders.

- Management and the board have actively worked to entrench themselves.

                        THE KENSINGTON BOARD INTENDS TO

- Immediately consider all strategic alternatives which could realize the full value of Malan's property portfolio, including selling properties, distributing cash or buying back stock.

- Evaluate the legality of management's "golden parachute" contracts and take any actions necessary to protect the interests of all shareholders.

- Most importantly, the Kensington Board intends to focus their experience and energy on maximizing value for all shareholders, and will not "rubber stamp" provisions designed to entrench management.

               WHAT YOU NEED TO DO NOW TO PROTECT YOUR INVESTMENT

- Together we need to elect a Board of Directors with a commitment to maximizing value for all shareholders NOW!

- Sign, date, vote "FOR" the Kensington Nominees and return the enclosed GOLD proxy card.

- IF YOU HAVE ALREADY SENT IN MANAGEMENT'S WHITE PROXY AND WISH TO CHANGE YOUR VOTE, BE SURE TO COMPLETE, SIGN AND DATE THE ENCLOSED GOLD PROXY AND RETURN IT IN THE POSTAGE-PAID ENVELOPE.
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               SPECIFIC REASONS WE BELIEVE A NEW BOARD IS NEEDED

     We are disappointed in management and the Board's efforts to entrench themselves. We are disappointed with the failure of the current board to articulate and implement a clear strategy to grow shareholder value. We are disappointed that Malan's stock now trades at what we believe is a deep discount to the value of its assets. We believe a change in leadership is needed. Before voting, consider the experience and independence of the Kensington nominees as well as what the current board has done to erode shareholder value.

   WHO IS REALLY MAKING MONEY HERE AND WHERE IS THE BOARD'S LOYALTY DIRECTED?

- Malan came public at $17.00 per share in 1994. Despite one of the strongest real estate markets in 20 years, Malan's stock price is down 30%, recently trading as low as $12.06 on March 31, 2000.

- During this period, annual salary and bonus payments to management have increased over 60% from 1994's levels and the company has spent over $7 million on "General & Administrative" expenses.

- We are very disappointed that in six years the current board members have not made significant personal financial commitments to the Company in the form of meaningful stock purchases.

       WHAT HAVE MANAGEMENT AND THE CURRENT BOARD DONE FOR SHAREHOLDERS?

- They went to outrageous lengths to silence one of the Company's largest shareholders. It appears to us that they actually tried to get this man fired from his job after he began asking too many questions.

- They put a "Poison Pill" in place and attempted to "Stagger the Board." We believe these are self-serving moves which entrench them and protect them from being accountable to shareholders.

- They put in place "Golden Parachute" severance agreements which could further enrich executives at the cost of shareholders if the current Board loses control of the Company.

     WHAT HAVE MANAGEMENT AND THE CURRENT BOARD NOT DONE FOR SHAREHOLDERS?

- Since the summer of 1999, Prudential Securities, Inc. has been working with the Company to evaluate strategic alternatives -- but nothing significant has happened to enhance shareholder value.

- We believe management has missed opportunities to take advantage of the strong real estate markets and strengthen the balance sheet or buy back stock at low prices.



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                            THE KENSINGTON NOMINEES

     The Kensington Nominees are individuals of integrity and experience who are committed to enhancing value for all shareholders. The Kensington Nominees have a combined total of over 75 years of real estate asset management, investment and capital markets experience.

     ANDREW MILLER, age 45, has been in the real estate business since 1981. He is currently the President of Miller Capital Advisory, Inc. ("MCA"), an advisory business focused on real estate capital markets and asset management. Mr. Miller built MCA and its affiliates on his background and reputation as a multi-faceted, highly experienced investment real estate professional. Mr. Miller has secured repeat consulting assignments serving a growing group of prominent public pension plan sponsors. Mr. Miller is responsible for the firm's strategic and marketing initiatives as well as delivery of services. Mr. Miller's practice has focused on providing his clients with impartial assessments of their real estate holdings and strategic action plans. Miller has led several major transactions for the benefit of the firm's clients, including property sales and joint venture restructurings.

     Prior to forming MCA, Mr. Miller was employed by Homart Development Corporation for 15 years. Homart was one of the nation's leading developers and owners of investment properties prior to its liquidation in 1995. As Homart's First Vice President, Capital Markets, Mr. Miller was responsible for asset disposition, acquisition, financing and joint venture structuring activities. In this capacity, Mr. Miller cultivated institutional investor relations and directed capital raising transactions totaling over $3 billion. Mr. Miller served the early years of his Homart career in various managerial capacities including acquisitions analysis, corporate planning, financial control and accounting, and corporate finance.

     Mr. Miller's background working on challenging capital markets and real estate joint venture initiatives is extensive. As a principal of Homart, Mr. Miller successfully negotiated dispositions of partial interests in major commercial properties to both corporate partners and to such institutional investors as the State of Wisconsin Investment Board, JMB Group Trust V and The Aetna. Mr. Miller also negotiated numerous joint venture agreements associated with these dispositions and with Homart's separate acquisition activities. As the leader of MCA, Mr. Miller has provided both general and specific joint venture structuring advice to the firm's clients, including CalPERS, the Arizona State Retirement System and the State of Michigan Retirement System.

     Mr. Miller received his Master's Degree from the University of Chicago and holds a Bachelor of Science degree from the University of Illinois, Urbana.

     JEFFREY LEWIS, age 54, has been in the real estate business since 1971. He is currently a Vice President at Kennedy Associates Real Estate Counsel, Inc. ("KAREC"), a real estate investment firm. Mr. Lewis joined KAREC in 1998 and is responsible for managing one of the two KAREC national asset management teams in addition to his direct responsibility for several properties.

     Prior to joining the firm, Mr. Lewis was most recently a Principal Investment Officer at the California Public Employees' Retirement System (CalPERS) where he had general responsibility for the fund's national office portfolio of 35 properties totaling over 15 million square feet and values of approximately $1.4 billion. For the eight previous years, Mr. Lewis directed a number of activities at CalPERS, including the design and implementation of the very successful single family development financing program into which CalPERS has committed over $800 million.

     Prior to his association with CalPERS, Mr. Lewis operated a real estate development company that developed, built and managed over 650 apartment units in California and Nevada and in which he was the sole stockholder.

     Mr. Lewis received his Master's Degree from Stanford University and holds a Bachelor of Science degree in economics from The University of Nevada, Las Vegas. He is a licensed real estate broker in California and Nevada and holds a general contracting license in California.

     JOHN P. KRAMER, age 42, has been in the real estate business since 1985. He is President and co-founder of Kensington Investment Group, Inc., a registered investment advisor engaged in the business of
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managing investments in real estate securities. He is involved in all aspects of the organization and is primarily responsible for directing the firm's investment policies.

     Mr. Kramer was previously Executive Vice President at Liquidity Fund Investment Corporation where he was responsible for directing the research, marketing and trading activities of the firm. Prior to joining Liquidity Fund in 1985, Mr. Kramer was an associate with Federal Reserve Chairman Allen Greenspan's economic consulting firm, Townsend-Greenspan & Co. in New York City, and an account executive at Sutro & Co., Inc. and Prudential-Bache Securities in San Francisco.

     Mr. Kramer received his Masters Degree in Business Administration from the University of California Berkeley in 1986, receiving an award for his work in real estate finance while at the Business School. He received a Bachelor of Arts in 1980 from the State University of New York, Oneonta, in Economics.

     JILL HOLUP, age 36, has been in the real estate business since 1985. She is a Partner at John McStay Investment Counsel, an investment management firm. Her responsibilities include research, portfolio management and new business development. Previously, Ms. Holup was a First Vice President, Equity Research at McDonald & Company Securities (an investment bank) from 1996 through 1997.

     From 1994 to 1996 she was a Senior Securities Analyst with RREEF Real Estate Securities Advisers, where she specialized in REIT investing. Prior to joining RREEF, Ms. Holup held the position of Portfolio Manager with Liquidity Financial Group. While she was with Liquidity Financial Group from 1988 to 1994 she was responsible for research and portfolio management with respect to the company's partnership and REIT investments. From 1985 to 1988 she was involved in the real estate field in capacities including leasing, property management, development and lending.

     Ms. Holup received her Master's Degree in Business Administration from the Haas School of Business at the University of California at Berkeley. She earned her bachelor's degree in finance at the University of Texas, El Paso in 1985.

     PAUL GRAY, age 34, has been in the real estate business since 1988. He is Executive Vice President and co-founder of Kensington Investment Group, Inc., a registered investment advisor engaged in the business of managing investments in real estate securities. Mr. Gray has overall responsibility for investment decision making on behalf of Kensington's portfolios and is the director of Kensington's research group.

     Mr. Gray was previously a partner of Golden State Financial Services, a mortgage brokerage company. From 1988 to 1992, Mr. Gray was a senior analyst at Liquidity Fund Investment Corporation where he managed the firm's REIT portfolios and developed the models used to evaluate limited partnerships. He was simultaneously Director of Research for the National Real Estate Index where he was instrumental in designing the methodology and systems used to track real estate values throughout the United States.

     Mr. Gray received a Bachelor of Science in Finance and Real Estate in 1988 from the Haas School of Business at the University of California at Berkeley. He is a licensed real estate broker in the state of California.
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                      THE KENSINGTON NOMINEES TO THE BOARD



     The insert to this letter and the enclosed proxy statement contains detailed information on the individuals we are nominating to the Board of Directors. This information is intended to be a useful summary of their qualifications. However it is no substitute for a personal meeting or detailed discussion with us. Should you have any questions, comments or require anything further, please do not hesitate to contact us.



                  WHO IS KENSINGTON AND WHO ARE ITS NOMINEES?



- Kensington is a registered investment advisor specializing in real estate securities. We manage mutual funds and other investment vehicles. Like you, we are simply an investor in Malan Realty.



- We have been a shareholder of Malan Realty since 1995 and are currently the Company's single largest shareholder.



- The slate of nominees that we are proposing are individuals of integrity and experience with a combined total of over 75 years of real estate asset management, investment and capital markets experience who are committed to enhancing value for all shareholders.



                         WHY IS KENSINGTON DOING THIS?



- Over the past year or so we have grown increasingly dissatisfied with the Company's performance and the actions of the Board.



- Recent actions by management and the Board have us concerned about the future of the Company. We believe we must act in order to protect our investment.


                  IF ELECTED THE KENSINGTON NOMINEES INTEND TO

- Immediately consider all strategic alternatives which could realize the full value of Malan's property portfolio, including selling properties, distributing capital and buying back stock.

- Evaluate the legality of management's "golden parachute" contracts and take any actions necessary to protect the interests of all shareholders.

- Most importantly, the Kensington Board intends to focus their experience and energy on maximizing value for all shareholders, and will not "rubber stamp" provisions designed to entrench management.

     THE CURRENT BOARD IS THE SAME GROUP THAT HAS BEEN IN PLACE SINCE 1994.
              AS SHAREHOLDERS, CAN WE AFFORD TO LET THEM CONTINUE?

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     Above, we have expressed our views regarding management and the current board's performance. We have also demonstrated why we believe the Kensington Nominees can better serve all shareholders.



     If you have any questions regarding the voting of your proxies, please call our proxy solicitor, Georgeson Shareholder Communications, at 800-223-2064.



                                          Sincerely,



                                          John P. Kramer


                                          President of Kensington Investment
                                          Group, Inc.



                             YOUR VOTE IS IMPORTANT



1. Kensington Investment Group urges you to DISCARD the WHITE proxy card recently sent to you. A "WITHHOLD AUTHORITY" vote on the White proxy card is not a vote for Kensington's nominees. To vote FOR our nominees you MUST execute a GOLD proxy card.



2. If you voted on a Managements White proxy card BUT WISH TO SUPPORT OUR NOMINEES, please sign, date and mail the enclosed GOLD proxy card in the postage-paid envelope provided as soon as possible.



3. Remember -- only your latest dated proxy will determine how your shares are to be voted at the meeting.



4. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for the Kensington nominees on the GOLD proxy card.



5. If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor.


                [GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO]


                         17 State Street, 10(th) Floor


                               New York, NY 10004


                        Banks and Brokers (212) 440-9800

                   Shareholders Call Toll Free (800) 223-2064